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                                                                  EXHIBIT 3.1(F)

                          CERTIFICATE OF AMENDMENT TO
                SECOND RESTATED CERTIFICATE OF INCORPORATION OF
                          DORAL FINANCIAL CORPORATION
                          (REGISTRATION NUMBER 29,324)



         Doral Financial Corporation (the "Corporation"), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, does hereby certify:

         FIRST: That at a meeting of the Board of Directors of the Corporation, duly held and convened on January 25, 1999, resolutions were duly adopted approving proposed amendments (the "Amendments") to the Corporation's Second Restated Certificate of Incorporation and declaring said Amendments advisable to (i) increase the number of authorized shares of Common Stock from 50,000,000 to 200,000,000 shares and (ii) increase the number of authorized shares of serial preferred stock from 2,000,000 to 10,000,000 shares.

         SECOND: That at a Meeting of Shareholders of the Corporation held on April 22, 1999, adjourned and reconvened on May 13, 1999, the inspectors of election appointed for the purpose of conducting and tabulating the votes of the shareholders for and against the adoption of the Amendments, executed and delivered a certificate to the effect that more than a majority of the issued and outstanding stock of the Corporation entitled to vote on the Amendments voted in favor of each of said Amendments.

         THIRD: That the Amendments have been adopted in accordance with the provisions of Article 8.02 of the Puerto Rico General Corporation Law of 1995.

         FOURTH: That the first paragraph of Article FOURTH of the Second Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

                  "FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 210,000,000 shares, consisting of 200,000,000 shares of Common Stock, $1.00 par value, and 10,000,000 shares of Serial Preferred Stock, $1.00 par value."


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         IN WITNESS WHEREOF, Doral Financial Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Zoila Levis, its President and Richard F. Bonini, its Secretary, this 13th day of May, 1999.


                                                /s/ Zoila Levis
                                                -------------------------
                                                       Zoila Levis
                                                        President


[Corporate Seal]
                                                /s/ Richard F. Bonini
                                                -------------------------
                                                    Richard F. Bonini
                                                        Secretary


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